EXHIBIT 10.1

EMPLOYMENT AGREEMENT

BETWEEN INNKEEPERS USA TRUST

AND JEFFREY H. FISHER

THIS EMPLOYMENT AGREEMENT, effective as of June 1, 2005, between INNKEEPERS USA TRUST, a Maryland real estate investment trust (the “Company”), and JEFFREY H. FISHER (the “Executive”), recites and provides as follows:

W I T N E S S E T H:

WHEREAS, the Company is a self-advised equity real estate investment trust which has been formed to own hotel properties directly and through its subsidiaries; and

WHEREAS, the Company desires to employ the Executive to devote substantially all of his time, attention and efforts to the business of the Company and to serve as the Chairman of the Board of Trustees (the “Board”), Chief Executive Officer and President of the Company; and

WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

1. RECITALS. The above recitals are incorporated by reference herein and made a part hereof as set forth verbatim.

2. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of Chairman of the Board, Chief Executive Officer and President of the Company to serve for the Term (as hereinafter defined) hereof, subject to earlier termination as hereinafter provided.

3. TERM. The Initial Term of the Executive’s employment hereunder (the “Initial Term”) shall be for a period of three (3) years commencing on June 1, 2005, and continuing until May 31, 2008, unless terminated earlier as provided herein. If neither the Company nor the Executive has provided the other with written notice of an intention to terminate this Agreement at least thirty (30) days before the end of the Initial Term (or any subsequent renewal period), this Agreement will automatically renew for successive twelve (12) month periods. For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension of the Initial Term pursuant to the preceding sentence.

4. SERVICES. The Executive shall devote substantially all of his time, attention and effort to the Company’s affairs; provided that, subject to the terms of that certain Covenant Not to Compete (the “Covenant Not to Compete”) between the Executive and the Company dated as of December 1, 2003, the Company agrees that the Executive may, from time to time, be the principal owner and serve as a director of Innkeepers Hospitality Management, Inc. and/or one or more of its sister companies whose primary business is leasing and/or managing hotels, and that the Executive may devote business time to those companies; provided further that (i) such activities do not interfere with the performance of the Executive’s duties hereunder; (ii) the Executive does not serve as an officer or employee of Innkeepers Hospitality Management, Inc. or any other entity providing hotel management services to the Company, its affiliates or any other entity in which the Company or its affiliates have an interest (a “KPA Manager”); and (iii) the Executive does not receive any compensation for services as a director of any KPA Manager. The Company further agrees that the Executive may engage in civic and community activities and endeavors provided that such activities do not interfere with the performance of the Executive’s duties hereunder. The Executive shall have full authority and responsibility for formulating policies and administering the Company in all respects, subject to the general direction, approval and control of the Board.

5. COMPENSATION.

(a) Base Salary. During the Term, the Company shall pay the Executive for his services an annual Base Salary equal to $400,000, subject to any increases approved by the Board or its Compensation Committee (the “Committee”). Such Base Salary shall be paid in twenty-six (26) bi-weekly installments. Any increase in Base Salary shall not serve to limit or reduce any other obligations to the Executive under this Agreement.

(b) Annual Bonus. In addition to his annual Base Salary, during the Term the Executive shall have the opportunity to earn an Annual Bonus that will be paid to the extent that prescribed individual and corporate goals are achieved. The determination of the extent to which the goals are achieved shall reflect the weighting of the individual and corporate goals (and the weighting of the components of the corporate goals) as described in the following sentences. The individual goals, which will be established by the Committee, will be assigned a twenty percent (20%) weight. The corporate goals, which will be established by the Committee, will be assigned a weight of eighty percent (80%). The corporate goals will be based on objectives stated with reference to (i) the Company’s “Adjusted Funds from Operations” that shall be assigned a seventy percent (70%) weight for purposes of determining achievement of the corporate goals and (ii) “Total Return to Shareholders” that shall be assigned a thirty percent (30%) weight for purposes of determining achievement of the corporate goals. For purposes of this Agreement, the term “Adjusted Funds From Operations” means the Company’s Funds From Operations (as defined by the National Association of Real Estate Investment Trusts), adjusted for non-recurring and/or non-cash items, including discontinued operations and impairment losses. For purposes of this Agreement, the term “Total Return to Shareholders” means the compounded annual return on a common share of the Company during the year taking into account appreciation in the value of the share and the total dividends paid on the share for the year. The Company shall pay the Executive a cash bonus equal to (i) fifty percent (50%) of his current Base Salary for achievement of ninety-five percent (95%) of the goals, (ii) seventy-five percent (75%) of his current Base Salary for achievement of one hundred percent (100%) of the goals, (iii) one hundred percent (100%) of his current Base Salary for achievement of one hundred five percent (105%) of the goals and (iv) one hundred fifty percent (150%) of his current Base Salary for achievement of one hundred ten percent (110%) or more of the goals. Any Annual Bonus that is earned under this Section 5(b) shall be paid in a single cash payment no later than January 15 of the calendar year following the year in which the Annual Bonus is earned.

6. BENEFITS. The Company agrees to provide the Executive with the following benefits:

(a) Vacation. The Executive shall be entitled each year to a vacation, during which time his compensation shall be paid in full. The time allotted for such vacation shall be an aggregate of four (4) weeks. In the year Executive terminates employment, he shall be entitled to receive a prorated paid vacation based upon the amount of time that he has worked during the year of termination. In the event that he has not taken his vacation time computed on a prorated basis, he shall be paid, at his regular rate of pay, for unused vacation. In the event Executive has taken more vacation time than allotted for the year of termination, there shall be no reduction in compensation otherwise payable hereunder.

(b) Employee Benefits. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be entitled to all rights, benefits and privileges to which other management level employees of the Company are entitled, including, but not limited to, any retirement, pension, profit-sharing, insurance, hospital, or other plans which may now be in effect or which may hereafter be adopted by the Company. Regarding life insurance, the Executive shall have the right to name the beneficiary of such life insurance policy.

7. EXPENSES. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses related to his services and the Company’s business, and the Company agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals, entertainment, etc.

8. OFFICE AND SUPPORT STAFF. During the term of this Agreement, the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistants, at least equal to those provided to other management level employees of the Company.

9. TERMINATION.

(a) Grounds. This Agreement shall terminate in the event of the Executive’s death. In the case of the Executive’s Disability, the Company may elect to terminate the Executive as a result of such Disability. Where appropriate, the Company also may terminate the Executive pursuant to a Termination With Cause. Finally, the Executive may terminate his employment with the Company pursuant to either a Voluntary Termination or a Voluntary Termination for Good Reason. For purposes of this Agreement, the terms Disability, Voluntary Termination, Voluntary Termination for Good Reason, and Termination With Cause are defined in Section 10 of this Agreement.

(b) Notice of Termination. Any termination by the Company or the Executive (other than upon death) shall be communicated by Notice of Termination to the Executive or the Company, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) the date of termination in accordance with 9(c) below.

(c) Date of Termination. For the purposes of this Agreement, “Date of Termination” means (i) if the Company intends to treat the termination as a termination based upon the Executive’s Disability, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth day after the end of the one hundred fifty (150) day period described in Section 10(a) or the thirtieth day after the date of the Notice of Termination, provided that, before such date, the Executive shall not have returned to full-time performance of the Executive’s duties; (ii) if the Executive’s employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive’s employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination (and the Executive shall be deemed to have terminated his employment by Voluntary Termination if the Executive voluntarily refuses to provide substantially all the services described in Section 4 hereof for a period greater than four (4) consecutive weeks; in such event, the Date of Termination shall be the day after the last day of such four-week period); (iv) if the Company intends to treat the termination as a Termination With Cause based upon the grounds described in clause 10(c)(ii) or (iii), then Termination shall be effective upon Notice as defined in this Agreement; (v) if the Company intends to treat the termination as a Termination With Cause based upon the grounds described in clause 10(c)(i) of this Agreement, the Company shall provide the Executive written notice of such grounds for termination and the Executive shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of the Board, failing which employment shall be deemed terminated at the end of such thirty (30) day period; (vi) if the Executive’s employment is terminated by reason of Voluntary Termination for Good Reason based on the grounds described in clause 10(d)(i), the Date of Termination shall be thirty (30) days after the end of the thirty (30) day cure period in clause 10(c)(i); and (vi) if the Executive’s employment is terminated by reason of Voluntary Termination for Good Reason based on the grounds described in clause 10(d)(ii) or (iii), the Date of Termination shall be thirty (30) days after the date of the Notice of Termination.

10. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following definitions:

(a) “Disability” means the Executive’s inability, due to physical or mental illness or injury, to perform the Executive’s essential duties to the Company, with or without reasonable accommodation, for any period of one hundred fifty (150) consecutive days. The Executive’s return to his duties for periods of fifteen days or less shall not be deemed to interrupt the one hundred fifty (150) day period referred to in the preceding sentence.

(b) “Voluntary Termination” means the Executive’s voluntary termination of his employment, other than a Voluntary Termination for Good Reason, hereunder for any reason. For purposes of this Section 10, voluntary refusal to perform services shall not include taking a vacation in accordance with Section 6(a) hereof, the Executive’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

(c) “Termination With Cause” means the termination of the Executive’s employment by act of the Company’s Board of Directors on account of (i) (x) the Executive’s failure to perform a material duty or the Executive’s material breach of an obligation set forth in this Agreement or a breach of a material and written Company policy or a breach of the Covenant Not to Compete, in all cases other than by reason of mental or physical illness or injury, (y) that is described in a written notice from the Board and (z) that is not cured, to the reasonable satisfaction of the Board, within thirty (30) days after such notice is received by the Executive, (ii) the Executive’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or (iii) an act or failure to act by the Executive which in either case constitutes fraud involving assets of the Company, dishonesty involving assets of the Company or that is significantly detrimental to the business reputation of the Company.

(d) Voluntary Termination for “Good Reason” means the Executive’s termination of his employment hereunder on account of (i) (x) the Company’s material breach of the terms of this Agreement or a direction from the Board that the Executive act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy and (y) that in either case is described in a written notice from the Executive to the Board (delivered within sixty (60) days after the Executive knows of the Company’s alleged breach or receipt of a direction from the Board, as applicable) and (z) that is not cured, to the reasonable satisfaction of the Executive, within thirty (30) days after such notice is received by the Board, (ii) a demotion of the Executive, a material diminution in the Executive’s duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent or the Company preventing the Executive from fulfilling or exercising his duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent, (iii) a reduction in the Executive’s Base Salary or Annual Bonus opportunity or (iv) a requirement that the Executive relocate his employment more than thirty (30) miles from the location of the Executive’s principal office on the date of this Agreement, without the consent of the Executive. The Executive’s resignation shall not be deemed a “Voluntary Termination for Good Reason” unless the Executive resigns effective (i) not later than thirty (30) days after the expiration of the cure period described in clause (i) of the preceding sentence or (ii) not later than sixty (60) days after the event or act described in clause (ii), (iii) or (iv) of the preceding sentence.

11. COMPENSATION UPON TERMINATION WITH CAUSE OR VOLUNTARY TERMINATION. This Section 11 applies in the event that the Executive’s employment ends upon a Termination With Cause or a Voluntary Termination. In either of those events, the Executive shall be entitled to receive the Standard Termination Benefits. The Standard Termination Benefits are the benefits or amounts described in the following subsections (a) and (b):

(a) The Executive shall be entitled to receive any compensation (including Base Salary and Annual Bonus) that is earned but unpaid as of the Date of Termination.

(b) The Executive shall be entitled to receive any benefits due him under the terms of any employee benefit plan maintained by the Company and any option restricted share or similar equity award; which benefits shall be paid in accordance with the terms of the applicable plan and any award agreement between the Executive and the Company.

Except for the Standard Termination Benefits, the Executive shall not be entitled to receive any compensation after the Date of Termination on account of a Termination With Cause or a Voluntary Termination.

12. COMPENSATION UPON TERMINATION WITHOUT CAUSE, VOLUNTARY TERMINATION WITH GOOD REASON, DEATH OR DISABILITY. Except as provided in Section 13, this Section 12 applies in the event that the Executive’s employment ends upon a Termination Without Cause, Voluntary Termination With Good Reason, death or Disability. In either of those events, the Executive (or the Executive’s estate in the event of his death), shall be entitled to receive the benefits and amounts described in the following subsections (a), (b), (c) and (d):

(a) The Company shall pay or provide the Standard Termination Benefits as defined in Section 11 except that all outstanding options, restricted Company shares and other equity awards shall be vested and exercisable as of the Date of Termination and outstanding options shall remain exercisable thereafter in accordance with the applicable provisions of the plan under which they were granted and the agreements evidencing the options.

(b) The Company shall pay an amount equal to three (3) times the Executive’s Base Salary at the rate in effect on the Date of Termination, such payment to be made in a single cash payment no later than ten (10) days after the Date of Termination.

(c) The Company shall pay an amount equal to three (3) times the greater of (x) the average annual bonus paid to the Executive for the three (3) fiscal years of the Company ended immediately before the Date of Termination and (y) the annual bonus paid to the Executive for the fiscal year of the Company ended immediately before the Date of Termination, such payment to be made in a single cash payment no later than ten (10) days after the Date of Termination.

(d) The Company shall pay an amount equal to the product of (x) the annual bonus paid to the Executive for the fiscal year of the Company ended immediately before the Date of Termination and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year that includes the Date of Termination and the denominator of which is 365, such payment to be made in a single cash payment no later than ten (10) days after the Date of Termination.

13. CHANGE IN CONTROL. This Section 13 applies if the Executive’s employment ends for any reason including, but not limited to, a Termination Without Cause, a Voluntary Termination or a termination on account of death of Disability, either within six (6) months before a Change in Control or within eighteen (18) months after a Change in Control.

(a) If this Section 13 applies, the Executive shall be entitled to receive all of the benefits described in Section 12; provided, however, that in lieu of the benefit described in Section 12(b), the Executive shall receive an amount equal to three (3) times his Base Salary at the rate in effect on the Date of Termination or, if greater, the rate in effect upon the Change in Control, such payment to be made in a single cash payment no later than ten (10) days after the Date of Termination.

(b) Definitions - Change in Control.

(1) Acquiring Person means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

(2) Affiliate means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company.

(3) Board means the Board of Trustees of the Company.

(4) Control Affiliate, with respect to any Person, means an Affiliate as defined in Rule 12B-2 of the General Rules and Regulations under the Exchange Act, as amended as of January 1, 1990.

(5) Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

(6) Person means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership , or other entity as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, as amended as of January 1, 1990. The term Person does not include the Companies or any related entity within the meaning of Code Section 1563(a), 414(b) or 414(c), and the term Person does not include any employee-benefit plan maintained by the Companies or by any Related Entity, and any Person or entity organized, appointed, or established by the Companies or by any subsidiary for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan, or such Person or entity is a Person.

(7) “Change in Control”. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i) In the event a Person is or becomes an Acquiring Person;

(ii) In the event that the Company transfers at least fifty percent (50%) of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission;

(iii) In the event that the Company merges or consolidates the Company or effects a statutory share exchange with another Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange; provided that a merger, consolidation or statutory share exchange in which the shareholders of the Company immediately before such transaction own more than fifty percent (50%) of the outstanding securities of the surviving entity entitled to vote generally in the election of directors shall not be a Change in Control;

(iv) Continuing Trustees cease to constitute a majority of the Board (other than as a result of a merger, consolidation or statutory share exchange that does not constitute a Change in Control under clause 13(b)(7)(iv)). For purposes of this Agreement, the term “Continuing Trustee” means (i) a member of the Board on June 1, 2005 or (ii) a member whose nomination for, or election to, the Board was approved or recommended by a majority of the then Continuing Trustees.

(v) A complete liquidation or dissolution of the Company; or,

(vi) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership as defined in the Exchange Act of more than the permitted amount of the then outstanding securities as a result of the acquisition of securities by the Company which by reducing the number of securities then outstanding, increases the proportional number of shares Beneficially Owned by the subject Person(s), provided that if a Change in Control would occur as a result of the acquisition of securities by the Company, and after such share acquisition by the Company, the Person becomes the Beneficial Owner of any additional securities which increases the percentage of the then outstanding securities Beneficially Owned by the subject Person, then a Change in Control shall occur.

14. Excise Tax Indemnification. If the excise tax on “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), will be imposed on the Executive under Code Section 4999 as a result of the Executive’s receipt of any payment under this Agreement or any other payment, benefit, or compensation (without regard to the “Additional Amount” described below) which the Executive receives or has the right to receive from the Company or any of its affiliates (the “Change of Control Benefits”), the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes related to the excise tax under Code section 4999. To effect this indemnification, the Company shall pay to the Executive the “Additional Amount” described in this Section 14. The Additional Amount shall be the amount that is sufficient to indemnify and hold the Executive harmless from the application of Code section 280G and 4999, including the amount of (i) the excise tax that will be imposed on the Executive under Code section 4999 with respect to the Change of Control Benefits; (ii) the additional (A) excise tax under Code section 4999, (B) hospital insurance tax under Code section 3111(b) and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (ii) and this item (iii) and any other indemnification payment under this Section 14. The Additional Amount shall be calculated and paid to the Executive at the time that the Change of Control Benefits are paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change in Control occurs shall be used. Nothing in this Section 14 shall give the Executive the right to receive indemnification from the Company or its affiliates for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive’s receipt of (a) the Change of Control Benefits or (b) any additional payment, benefit or compensation other than additional compensation in the form of the Additional Amount. As specified in items (ii) and (iii) above, all income, hospital insurance and additional excise taxes resulting from additional compensation in the form of the excise tax payment specified in item (i) above shall be paid to the Executive.

The provisions of this Section 14 are illustrated by the following example: Assume that the Change of Control Benefits result in a total federal, state and local income tax and employment tax liability of $180,000 and an excise tax liability under Code Section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and employment tax liability; and the Additional Amount that the Company must pay to the Executive equals $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and excise taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

15. CONFIDENTIAL INFORMATION. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of their trade secrets, operating manuals, marketing techniques, designs, concepts, franchise operation and system management programs, customer lists, innovations and improvements (collectively, “Information”) that will be conceived or learned by him in the course of his employment with the Company. Accordingly, the Executive agrees, both during and after termination of his employment, to keep secret and to treat confidentially all of the Company’s Information and not to use or aid others in using any such Information in competition with the Company. The obligation set forth in this Paragraph 13 shall exist during the Executive’s employment and shall continue after the termination of the Executive’s employment for so long as any of the Company’s Information retains any confidentiality.

16. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	INNKEEPERS USA TRUST
Attn: Mark A. Murphy
340 Royal Poinciana Way
Suite 306
Palm Beach, FL 33480

To the Executive:	255 Clarke Avenue
Palm Beach, FL 33480

17. ENTIRE AGREEMENT. This Agreement supersedes in its entirety the Employment Agreement between the Executive and the Company effective February 1, 1997, and amended effective as of October 9, 1998, November 13, 2000 and December 1, 2003. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

18. ARBITRATION. Any claim or controversy arising out of, or relating to, this Agreement or its breach, shall be settled by arbitration in Palm Beach County, Florida in accordance with the governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. In the event one of the parties hereto requests an arbitration proceeding under this Agreement, such proceeding shall commence within 30 days from the date of such request. The prevailing party shall be entitled to reasonable attorney’s fees and costs.

19. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

20. NO SETOFF. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by a setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under the provisions of this Agreement.

21. ASSIGNMENT. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall insure to the benefit of and shall be binding upon the Executive’s successors and assigns.

22. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of June, 2005.

THE COMPANY:

INNKEEPERS USA TRUST, a Maryland real estate investment trust

By:	/s/ Mark A. Murphy
Title: General Counsel and Secretary

EXECUTIVE:

By:	/s/ Jeffrey H. Fisher
JEFFREY H. FISHER